Exhibit 99.1



FOR IMMEDIATE RELEASE


                     CHEVRON TO PETITION U.S. SUPREME COURT
                           TO HEAR CITIES SERVICE CASE

         SAN FRANCISCO, June 23 -- Chevron Corp. today announced its intent to petition the U.S. Supreme Court to hear the Cities Service case as a result of the Oklahoma Supreme Court's decision yesterday not to reconsider its previous ruling. The state Supreme Court, on March 2, upheld a trial court's damage award of $742 million in a breach of contract action.
     "Chevron is disappointed with the Oklahoma Supreme Court's decision," said Chevron Chairman Ken Derr. "We feel there were numerous errors in the trial proceedings and believe the U.S. Supreme Court, after reviewing the case, will reverse."
      The case dates back to 1982 when Cities Service Co., a Tulsa oil company, filed suit against Gulf Oil Corp. after Gulf terminated an agreement to merge with Cities, which was trying to avoid a hostile takeover by Mesa Petroleum. Cities Service was subsequently acquired by Occidental Petroleum in 1982 and Gulf was acquired by Chevron in 1984.

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6/23/99
Contact:  Dawn Soper - (415) 894-4447